Exhibit 99.1

AdvancePierre Foods Announces Senior Unsecured Notes Offering

Cincinnati — November 28, 2016 — AdvancePierre Foods Holdings, Inc. (NYSE: APFH) (“AdvancePierre” or the “Company”) announced today that it plans to offer, subject to market and other conditions, $350 million aggregate principal amount of senior unsecured notes (the “Notes”).

AdvancePierre intends to use the net proceeds from the offering of the Notes, together with cash on hand, to repay $350 million of outstanding borrowings under its first lien term loan and to pay fees and expenses in connection with the offering.

The Notes will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities law and may not be offered or sold in the United States absent registration or an applicable exemption from registration under the Securities Act and applicable state securities laws. The Notes will be offered in the United States only to qualified institutional buyers under Rule 144A of the Securities Act and outside the United States under Regulation S of the Securities Act.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Forward-Looking Statements

This press release contains “forward-looking statements.” These statements relate to the closing of the Notes offering, the anticipated use of proceeds of the Notes and other statements that are not historical fact. Forward-looking statements are based on AdvancePierre’s current expectations and assumptions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include market conditions, customary closing conditions and such other risk factors as may be discussed in AdvancePierre’s filings with the Securities and Exchange Commission.

About AdvancePierre Foods

AdvancePierre, headquartered in Cincinnati, Ohio, is a leading national producer and distributor of value-added, convenient, ready-to-eat sandwiches, sandwich components and other entrées and snacks to a wide variety of distribution outlets including foodservice, retail and convenience store providers. With revenues of $1.6 billion in 2015 and more than 4,000 employees, the Company offers a broad line of products across all day parts including: ready-to-eat sandwiches, such as breakfast sandwiches, peanut butter and jelly sandwiches and hamburgers; sandwich components, such as fully cooked hamburger and chicken patties, and Philly steaks; and other entrées and snacks, such as country-fried steak, stuffed entrées, chicken tenders and cinnamon dough bites. A fund managed by Oaktree Capital Management, L.P., a Los Angeles-based investment firm, is the majority shareholder of AdvancePierre.

AdvancePierre Foods Holdings, Inc.
Investors
John Morgan

Vice President, Investor Relations

513-372-9338

John.morgan@advancepierre.com

or

Media
Vehr Communications
Laura Phillips, 513-381-8347
lphillips@vehrcommunications.com